Exhibit 10.16

EXHIBIT “B”

TO EMPLOYMENT AGREEMENT

AFTER PAYOUT OVERRIDING ROYALTY PLAN

OF RAAM GLOBAL ENERGY COMPANY

AND CENTURY EXPLORATION NEW ORLEANS, INC.

SECTION I: PURPOSE

The purpose of the APORRI Plan is to promote the success of RAAM by providing certain key employees of RAAM and its subsidiaries, (as determined in the sole discretion of the Committee), an APORRI in successful wells.

SECTION II: DEFINITIONS

“Affiliates” shall mean for any entity, any other entity that directly or indirectly controls, is under common control with, or is controlled by such entity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any entity that owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other entity (other than as a limited partner of such other entity) shall be deemed to control such entity, and (ii) any subsidiary of RAAM shall be deemed to be an Affiliate of RAAM.

“APORRI” shall mean an after payout overriding royalty interest.

“APORRI Plan” shall mean the entire after payout royalty plan as set forth herein.

“APORRI Units” shall mean the number of units assigned to each Participant in his/her Employment Agreement.

“Calculated APORRI” shall mean for each Well the calculation of each Participant’s Employee APORRI Percentage at the date the well is spud. The Calculated APORRI for each Well shall be attached to the APORRI Plan as Exhibit “A”, and for each new Well after the effective date of the APORRI Plan, a Calculated APORRI shall be prepared and attached to the APORRI Plan as an Amendment to Exhibit “A”.

“Committee” shall mean the members of an employee incentive committee, which shall be appointed by the President of RAAM.

“Combined Working Interest” shall mean the total working interest owned by the Company and RAAM Exploration Company, LLC and RAAM Partners LLC or other such company or organization that receives any participation right from the RAAM Exploration LLC contractual agreement.

“Company” shall mean RAAM, Century Exploration New Orleans, Inc., and/or Century Exploration Houston, Inc. and its Affiliates.

“Effective Date” shall mean December 1, 2004.

“Employee APORRI” shall mean, with respect to a Well, the amount of overriding royalty interest that has been assigned to a Participant, based on the calculation of the APORRI.

“Employee APORRI Percentage” shall mean the overriding royalty percentage calculated for each Participant on a Well-by-Well basis, based on the percentage of APORRI Units granted to the Participant in his/her Employment Agreement, to the total of all APORRI Units granted by the Committee for any Well.

“Lease” shall mean an oil and gas lease.

“Liquidating Event” shall mean the sale of substantially all of the assets of the Company or a change of control as defined in Section VII. 5. of this Agreement

“Participant” or “Participants” shall mean a person or persons granted or eligible to receive an Employee APORRI.

“Payout” shall mean, with respect to a Well, that point in time when the Company has received net revenues from the production of hydrocarbons from any Well (after deduction of production taxes, excise taxes, lessor’s royalty and any existing third party burdens created prior to the time that the Company acquired its interest in such Well) equal to: (i) the Company’s entire monetary investment in the Well (including drilling, testing, completion, repair, recompletion, construction, equipping and operating costs) as determined in accordance with the accounting procedure attached to the applicable operating agreement or if no operating agreement is applicable, the COPAS accounting procedures and (ii) with respect to the first Well drilled on any Prospect, the Company’s share of the leasehold acquisition costs for the Prospect.

“Plan APORRI” shall mean, with respect to a Well, the amount of overriding royalty interest to be subject to the APORRI Plan as provided for in Section V hereof.

“Prospect” shall mean those specific areas with commercial hydrocarbon potential that are delineated by seismic and/or subsurface data from time to time on which the Company has acquired one or more Leases.

“RAAM” shall mean RAAM Global Energy Company, a Delaware corporation.

“Subsidiary” means any corporation, domestic or foreign, of which RAAM has, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Term” shall mean December 1, 2004 to December 31, 2008, unless extended by the Board of Directors on a year-by-year basis. The APORRI Plan shall not be terminated prior to December 31, 2008.

“Year” shall mean a calendar year.

“Well” or “Wells” shall mean any well or wells for which drilling operations were commenced after December 1, 2004, except for development wells that are drilled for the purpose of producing proved reserves established prior to December 1, 2004 (“Pre-Plan Reserve Wells”). Pre-Plan Reserve Wells shall not be included in the APORRI Plan. Wells that are drilled after the Effective Date on Company properties producing prior to the Effective Date and contain reserves which were not classified on the Effective data as proved producing or proved undeveloped, shall be included in the APORRI Plan.

SECTION III: PARTICIPATION

1.	Participants under the APORRI Plan and the APORRI Units for each Participant shall be designated by the Committee.

2.	Members of the Board of Directors shall not participate in this APORRI Plan unless a member of the Board of Directors is a full-time employee of the Company.

3.	The Participants in the Plan APORRI for each Well shall be determined on a Well-by-Well basis as follows:

a.

For each Well drilled prior to the execution of this Agreement, but after the Effective Date, and for all subsequent Wells included in the APORRI Plan, a Calculated APORRI shall be prepared and shall be attached as Exhibit “A” of this Agreement. As new Wells are drilled from time to time, a separate Calculated APORRI shall be prepared for each Well, and added to the APORRI Plan as an amendment to the Exhibit. The Participants in each Well shall be only those Participants at the date on which the Well is spud, and the APORRI Units for each Participant shall be those APORRI Units granted to each Participant in his/her Employment Agreement. On the 1st day of the month following Payout of any specific Well included in the APORRI Plan, an assignment shall be made to each Participant in accordance with the Calculated APORRI attached hereto.

b.

Notwithstanding anything in Section III 3. (a) to the contrary, should any APORRI Participant die or become disabled while being an active APORRI Participant, as defined in any such APORRI Participant’s Employment Agreement, any such Participant (or his/her heirs or devisees) shall remain a

Participant in all wells that have been spud and for which the APORRI Participant has been included on the Calculated APORRI prior to the date of death or disability. The Participant will not be included in any Wells that have been spud after the date of death or disability.

c.	Should a Participant resign or be terminated by the Company for cause as defined in such Participant’s Employment agreement, the Participant shall:

i.	Retain any Employee APORRI already assigned or any APORRI for which an assignment is due hereunder, and

ii.	Shall forfeit his/her participation on any Well that has not reached Payout even though the Participant was included in the Calculated APORRI. The Calculated APORRI for all Wells that have been spud, but having not reached Payout, shall be recalculated using the reduced number of Participants; thereby, increasing the percentage of Calculated APORRI to be assigned to the remaining Participants.

d.	At the end of the Term or, if extended, at the end of the extended Term of the APORRI Plan, a final Calculated APORRI shall be prepared including all Participants as of the date of termination of the APORRI Plan. Based on the calculated percentage, each Participant shall receive an assignment of an APORRI in each Lease or Lease unit for which a Well has been spud during the term of this Agreement even though the Wells have not reached Payout.

e.	Upon any sale of a Lease with a drillable Prospect, but on which a Well has not been drilled, the Company shall assign to the Participants at the time of the sale the Employee APORRI, as follows:

i.	If the Company recovers all of its costs associated with the Lease and other Prospect development costs, including Lease and Lease bonus costs and allocated project level geological and geophysical costs and seismic costs, then the Company shall assign to then current Participants in the APORRI Plan one half of any overriding royalty interest retained by the Company, such that the overriding royalty interest assigned to the APORRI Plan does not exceed three percent (3%).

f.	In the event the Company enters into a farmout of a Lease with a drillable Prospect, the Calculated APORRI will be calculated only on the combined working interest retained by the Company, and to the extent the farmee will accept the additional burden of the Plan APORRI. If the farmee will only accept a reduced royalty, then the reduced royalty will become the Plan APORRI for that portion of the Well acquired by farmee.

g.	Upon the occurrence of a Liquidating Event, each Participant at the date of such Liquidating Event shall receive an assignment for each Lease in which a Well has been spud in accordance with the Calculated APORRI, even though the Well has not reached Payout.

4.	From time to time and in the sole discretion of the Committee, additional employees may be hired and may become Participants in the APORRI Plan. Such additional employees shall be Participants as to Wells that have been spudded after he/she becomes a Participant, with the exception of Wells that are drilled for the purpose of producing proved reserves from Company properties established prior to the additional employee becoming a Participant in the same manner as Pre-Plan Reserve Wells which are not included in the APORRI Plan for the initial Participants.

SECTION IV: ADMINISTRATION OF THE APORRI PLAN

1.	The Committee shall administer the APORRI Plan.

2.	All costs of implementing and administering the APORRI Plan shall be borne by the Company.

3.	The Company shall provide each Participant in a Well with a quarterly Payout statement for that Well during its Payout period (which shall show the detailed and itemized computation of Payout). After Payout of each Well and upon the assignment of the Employee APORRI to the Participant, on a monthly basis the Company shall remit payment to each Participant in respect of its APORRI, such remittance to be accompanied by an itemized computation of the APORRI, in the same manner and time as the Company provides such information to other royalty holders.

SECTION V: AMOUNT OF OVERRIDING ROYALTY INTEREST TO BE SUBJECT TO THE APORRI PLAN

1.	On Wells drilled on any Prospect developed by Century Exploration New Orleans, Inc., the APORRI shall be 3% of 8/8ths on each Lease with a net revenue interest, attributable to the 100% leasehold interest, equal to or greater than 75%, proportionately reduced in the event the Combined Working Interest owns less than 100% of the Leases comprising that Prospect. For each such Lease with a net revenue interest, attributable to the 100% leasehold interest, less than 75%, the APORRI shall be 2% of 8/8ths, proportionately reduced in the event the Combined Working Interest owns less than 100% of the Leases comprising that Prospect.

2.	Notwithstanding anything in Section V.1. to the contrary, on any Well in which TechXplore has an overriding royalty interest by virtue of its Participation and Exploration Agreement with the Company, the APORRI shall be one half (50%) of the interest described above in Section V.1.

SECTION VI: ASSIGNMENT OF THE PLAN APORRI AND EMPLOYEE APORRI

1.	As soon as practical after the Payout of a Well on a Lease subject to the APORRI Plan, the Calculated APORRI in each such Lease shall be assigned to the Participant.

2.	The assignments to each Participant shall be in the form attached hereto as Exhibits “B”.

3.	Should the sum of all Participants’ Employee APORRI Percentages be less than 100% of the APORRI in any Well, the percentage amount not allocated to a Participant shall be proportionately distributed among the Participants having an Employee APORRI in such Well.

SECTION VII: PAYMENT AND VESTING OF EMPLOYEE APORRI

1.	At the end of the Term, including any extensions thereof, the Participants in the APORRI Plan shall receive an assignment of his/her Calculated APORRI in all Leases acquired on Prospects subject to the APORRI Plan in which a Well has been drilled.

2.	If at any time any Participant is paid more than the amount actually due under this APORRI Plan, the Company shall reduce the amount or amounts otherwise payable to Participants under the APORRI Plan in subsequent periods by the amount of overpayment.

3.	Any Participant resigning or terminated for Cause shall be entitled to retain his/her Employee APORRI, for which an assignment is due hereunder, prior to the effective date of his/her resignation or termination; however, should any Participant resign or be terminated for Cause, prior to a Well reaching Payout, such Participant’s Calculated APORRI in any such Well shall be proportionately redistributed on a Well-by-Well basis among the remaining Participants in each Well, and a new Calculated APORRI shall be prepared for each Well.

5.	Any unassigned portions of the Participant’s Calculated APORRI in a Well shall immediately be assigned to the Participants in the event of a Liquidity Event or a change of control or a bankruptcy event. A change of control shall be considered as occurring when any entity who is not, on the date of this APORRI Plan an Affiliate of RAAM, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of RAAM representing more than 50% of the votes that may be cast for the election of directors of RAAM; of as the result of, or in connection with,, any cash or other tender offer, or exchange offer, merger, consolidation or other business combination, sale of assets, liquidation or dissolution, or any combination of any one or more of the foregoing transactions, the persons who were directors of RAAM immediately prior to the consummation of any such transaction or combination of transactions shall cease to constitute a majority of the directors of, or any successor thereto.

6.	A Bankruptcy Event shall be considered as occurring if the Company (i) becomes or is adjudicated bankrupt or insolvent, (ii) files a voluntary petition seeking reorganization or an arrangement with creditors, or to take advantage of or seek any other relief under any debtor relief laws, (iii) an order, judgment, or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of the Company or appointing a conservator, receiver, trustee, or liquidator of the Company, or any all or any substantial part of its assets, and the order, judgment, or decree is not permanently stayed or reversed within sixty (60) days after its entry, or (iv) a petition is filed against the Company seeking reorganization, an arrangement with creditors, or any other relief under any debtor relief laws, and the petition is not discharged within ninety (90) days after its filing.

In the event that the Company sells or transfers 100% of its working interest in any Well, any unassigned Calculated APORRI in any such Well shall immediately vest and be assigned to the Participants.

SECTION VIII: MISCELLANEOUS

1.	Subject to the provisions of any employment agreement entered into by the Participant with the Company, participation in the APORRI Plan shall not constitute an agreement of the Participant to remain in the employ of and to render his/her services to the Company, or of the Company to continue to employ such Participant. Participation in the APORRI Plan does not create an agreement of employment between the Company and the Participant or alter the terms of any existing agreement of employment between the Company and the Participant, if any.

2.	In the event any provision of the APORRI Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the APORRI Plan, and the APORRI Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.	The Company shall deduct all severance taxes from all payments under the APORRI Plan but shall not withhold any federal, state or local income taxes unless the Company is required by law or regulation to do so.

4.	All obligations of the Company under the APORRI Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

5.	The APORRI Plan shall be governed by and construed in accordance with the laws of the state of Kentucky.

EXHIBIT “B”

TO AFTER PAYOUT OVERRIDING ROYALTY PLAN

CONVEYANCE OF OVERRIDING ROYALTY INTEREST

STATE OF

PARISH OF

This Conveyance of Overriding Royalty Interest (this “Assignment”) dated as of                      (the “Effective Date”) is executed and delivered by                     , with an office at                                          (“Assignor”) to                                         , with a mailing address of                                          (“Assignee”).

Effective as of the Effective Date, Assignor hereby GRANTS, SELLS, CONVEYS, ASSIGNS, TRANSFERS and DELIVERS unto Assignee, its successors and assigns, an overriding royalty interest (the “Overriding Royalty”) in and to each of the oil and gas leases described on Exhibit “A” attached hereto and made a part hereof (the “Leases”) and in all crude oil, condensate, natural gas and all other hydrocarbons and minerals, whether similar or dissimilar, in, under and that may be produced and saved therefrom (the “Production”), equal to the Applicable Percentage (of 8/8ths) of the Production set forth in Exhibit “A” attached hereto attributable to the Leases from and after the Effective Date INSOFAR AND ONLY INSOFAR AS TO the Production from the                      well (API #                     ) (the “Well”). The Overriding Royalty herein conveyed on a lease by lease basis as to Production from the Well is as shown on Exhibit “A” attached hereto. The Overriding Royalty with respect to a Lease shall be calculated and paid by Assignor in the same manner and subject to the same terms and conditions as the landowner’s royalty under such Lease. Assignee shall be responsible for and chargeable for its proportionate share of all applicable taxes imposed on the Overriding Royalty.

TO HAVE AND TO HOLD said Overriding Royalty unto Assignee, together with all rights, title, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and its successors and assigns forever; without warranty of title, either express or implied, except for acts by, through or under Assignor, but not otherwise, but with full rights of substitution and subrogation in any warranty rights that Assignor may have;

This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on this, the      day of                     , 200    , but effective as of the Effective Date.

•	the Effective Date referenced above shall be the date that Payout is reached for the Well under the terms of the APORRI Plan

•	this form assignment may be modified as required to conform with the terms of the APORRI Plan

WITNESSES:
ASSIGNOR:

Print Name:

By:

Print Name:
Title:

ASSIGNEE:

Print Name:

Print Name:

STATE OF

PARISH/COUNTY OF

This instrument was acknowledged before me on the      day of                     , 200    , by                             ,                              of                             , a                              company, known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed same for the purposes and consideration therein expressed by and on behalf of said company.

Given under my hand and seal of office this      day of                     , 200    .

Notary Public, State of

STATE OF

PARISH/COUNTY OF

On this      day of                     , 200    , before me personally appeared,                              to me known to be the person described in and who executed the foregoing instrument, and acknowledged that she/he executed the same as her/his free act and deed.

Notary Public